Exhibit 10.6

Effective Date: February 22, 2006

Mr. Frederick Dwyer

Re:  Amendment No. 2 to Change in Control Agreement

Dear Frederick:

When countersigned by you, this letter will serve as an amendment (referred to here as “Amendment No. 2”) to your existing change in control agreement with KCS Energy, Inc. (the “Company”) dated May 1, 2003, as amended by Amendment No.1 (the “Original Agreement”).

1.  Cash Payment. Section 2.1.1 of the Original Agreement is amended by deleting that provision in its entirety and substituting the following terms:

Cash Payment.  The Company shall pay to Executive: (i) an amount equal to one (1) times the greater of (a) the Executive’s annual base salary in effect as of the Termination Date or (b) the Executive’s annual base salary in effect immediately preceding the Change in Control; plus (ii) an amount equal to one (1) times the greater of (a) the amount of any cash bonus payable to the Executive for the year in which the Termination Date falls (provided that if the Executive’s bonus for such year has not been determined as of the Termination Date, then the amount of the bonus shall be determined as if the Executive earned 100% of the targeted bonus for such year) or (b) the amount of the last cash bonus paid to the Executive prior to the Change in Control; plus (iii) the amount of any earned but unpaid salary as of the Termination Date; plus (iv) the amount of any cash bonus payable to the Executive pursuant to Section 3 to the extent not paid prior to the Termination Date; plus (v) an amount equal to the greater of (a) a pro rata amount of the Executive’s targeted bonus for the year in which the Termination Date falls or (b) such bonus for such year as may be determined by the compensation committee or the board of directors of the Company in their sole discretion; plus (vi) the amount of any accrued but unpaid vacation pay through the Termination Date.

2.  Bonus Payment. New Section 3 is added to the Original Agreement to provide as follows:

Bonus Payment.  (a) In the event of a Change in Control, if prior to the Change in Control a bonus for the Executive has been determined by the compensation committee or the board of directors of the Company for the year immediately preceding the year in which a Change in Control occurs, then the Executive shall receive a bonus payment for such year in the amount so determined.

(b)  In the event of a Change in Control, if prior to the Change in Control the Executive has not been awarded a bonus for the year immediately preceding the year in which the Change in Control falls by the compensation committee or the board of directors of the Company, then the Executive shall receive a bonus payment for such preceding year in an amount equal to the greater of (i) 100% of Executive’s targeted bonus payment for such year or (ii) the bonus for such preceding year determined after the Change in Control by the compensation committee or the board of directors of the Company under the bonus plan in effect immediately prior to the Change in Control.

(c)  Subject to the provisions of Section 4(b), any bonus payable to Executive pursuant to Section 3(a) shall be paid by the later of (i) the date that is 2-1/2 months after the end of the calendar year immediately preceding the calendar year in which the Change in Control occurred and (ii) the date that is 2-1/2 months after the end of the Company’s taxable year immediately preceding the Company’s taxable year in which the Change in Control occurred, or as soon after the later of such dates as administratively feasible, but in any event before the end of the calendar year in which the Change in Control occurred.

(d)  Subject to the provisions of Section 4(b), any bonus payable to the Executive pursuant to Section 3(b) shall be paid by the later of (i) the date that is 2-1/2 months after the end of the calendar year in which the Change in Control occurred and (ii) the date that is 2-1/2 months after the end of the Company’s taxable year in which the Change in Control occurred, or as soon after the later of such dates as administratively feasible, but in any event before the end of the calendar year immediately following the calendar year in which the Change in Control occurred.

3.  Payment Terms. Section 3 of the Original Agreement is renumbered as Section 4 and is amended by deleting that Section in its entirety and substituting the following new Section 4:

Payment Terms.  (a) Except as provided by the remaining provisions of this Section 4, all payments to the Executive required to be made pursuant to Section 2.1.1 shall be made by the Company within five (5) days after the Termination Date, and all payments to the Executive required to be made under clause (b) of the last sentence of Section 2.1.3 shall be made within five (5) days of the Executive’s furnishing the Company with evidence of the cost of such insurance, provided that the Executive furnishes such evidence within six (6) months after the Termination Date, in each case by wire transfer or Company check at the Executive’s option. All payments required to be made to the Executive pursuant to this Agreement shall be subject to the withholding of such taxes as may be required by law.

(b)  In the event that any payment made pursuant to this Agreement is determined, in whole or in part, to constitute “nonqualified deferred compensation” (“NQDC”) within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Executive is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, then the portion (which may be all) of such payment that constitutes NQDC will not be paid before the date which is six (6) months after the Executive’s “separation from service” (as such term is defined in Section 409A of the Code). The determination of whether and what amount of such payment constitutes NQDC and whether Executive is a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code shall be made by the board of directors of the Company in consultation with legal counsel, and any such determination shall be final and binding on the Company and the Executive. The Company makes no representation as to whether any such payment or any part thereof constitutes or may constitute NQDC. Neither the Company, nor any of its directors, officers, employees, agents, or professional advisers shall have any liability to Executive or any other person for any amounts incurred by the Executive or such other person by reason of the determination made by the board of directors of the Company pursuant to this Section 4(b) or any action taken or omitted by the board of directors of the Company, the Company or any of the Company’s directors, officers, employees, agents, or professional advisers in the course of or as a result of making such determination.

4.  Original Agreement Ratified. In all other respects, the Original Agreement remains in effect, and is ratified by you and by the Company.

* * *

Please sign below and return a signed copy to the Company to confirm your agreement with this Amendment No. 2.

Very truly yours,

KCS Energy, Inc.

By:	/s/ James Christmas
James Christmas
Chairman and Chief Executive Officer

Accepted and agreed to:

/s/ Frederick Dwyer
Frederick Dwyer